                                                                     Exhibit 3.1




                          [BPO PROPERTIES LOGO OMITTED]







                             ANNUAL INFORMATION FORM

                                  May 20, 2003

                               BPO PROPERTIES LTD.
                             ANNUAL INFORMATION FORM

                                  May 20, 2003

--------------------------------------------------------------------------------

Information in this Annual Information Form ("AIF") is as of December 31, 2002 unless otherwise indicated. Management's Discussion and Analysis of Financial Position and Operations ("MD&A") and the Consolidated Financial Statements dated February 25, 2003 contained in BPO Properties Ltd.'s Annual Report for 2002 ("2002 Annual Report") are incorporated herein by reference.

--------------------------------------------------------------------------------


1.     INCORPORATION

BPO Properties Ltd. (the "Company"), was incorporated under the Canada Business Corporations Act in 1978 by articles of amalgamation. The following amendments to the articles have been made.

- On November 4, 1994 articles of arrangement in respect of the creation of priority preferred shares were filed.

- The articles were restated on February 23, 1996 and amended on April 26, 1996 to reflect the business of the Company following the repayment in full of the senior and subordinated debt in accordance with the terms of a 1993 Plan of Arrangement.

- On December 15, 1998, the Company's articles were amended to create a new class of Non-Voting Equity Shares.

- Following shareholder approval on April 17, 1999, the Company's articles were amended to consolidate outstanding common shares on a one-for-five basis.

- Following shareholder approval on April 19, 2001, the Company changed its name to BPO Properties Ltd. (formerly Gentra Inc.) and reduced the number of directors from ten to seven.

The Company has its registered and executive offices at 181 Bay Street, Suite 330, Toronto, Ontario, M5J 2T3.


SUBSIDIARIES

The following table lists the Company's major subsidiaries as at December 31, 2002. Each subsidiary is wholly-owned by the Company or by one of its wholly-owned subsidiaries as to all classes of shares.

------------------------------------------------------------ ---------------------------------------------------------
NAME                                                                       JURISDICTION OF INCORPORATION
------------------------------------------------------------ ---------------------------------------------------------
Gentra Canada Investments Inc.                                                      Ontario
Exchange Tower Limited                                                              Ontario
PCC Properties (Calgary) Ltd.                                                       Alberta
Brookfield Properties (Bankers Hall) Ltd.                                           Alberta
Fifth Avenue Place (Calgary) Ltd.                                                   Alberta
------------------------------------------------------------ ---------------------------------------------------------

-------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 1

2.     GENERAL DEVELOPMENT OF THE COMPANY'S BUSINESS OVER PRECEDING YEARS

The Company is a leading real estate investment company focussed on ownership and value enhancement of premier commercial real estate in select markets in Canada. The Company's objective is to realize superior financial returns for its shareholders by enhancing the value of its real estate assets and by making opportunistic investment in new assets.

The Company's office portfolio is comprised of premier, investment grade commercial properties, located primarily in the downtown cores of Toronto, Calgary and Vancouver. The office portfolio represents 84% of the book value of the Company's commercial properties. The remaining commercial properties consist of three development properties in Toronto and one retail shopping centre in Ontario.

A more complete review of the business operations and assets of the Company is included on pages 5 through 10 in the MD&A of the 2002 Annual Report.

On April 28, 2003, Brookfield Properties Corporation announced a proposal to amalgamate a subsidiary of Brookfield Properties Corporation with the Company. The proposed amalgamation will result in common shareholders of the Company receiving $27.83 for each common share of the Company, to be paid in cash, common shares of Brookfield Properties Corporation or a combination thereof, subject to an aggregate cash payment of $40.2 million and maximum of 1.55 million common shares of Brookfield Properties Corporation issuable pursuant to the amalgamation. Preferred shareholders of the Company would receive preferred shares of a parent of the amalgamated entity with terms and conditions identical in all material respects.

In July 2002, the Company sold a 50% interest in the Bankers Hall Complex in Calgary, generating proceeds of $113 million, net of non-recourse debt on the property, and a gain of $31 million.

In March 2002, the Company sold a 50% interest in the Exchange Tower, a one million square foot office tower in Toronto, generating proceeds of $90 million net of non-recourse debt on the property and a gain of $65 million.

During 2002, the Company acquired a 50% interest in Atrium on Bay in Toronto, the remaining 45% interest in 105 Adelaide Street in Toronto, and a 20% interest in Gulf Canada Square in Calgary. Atrium on Bay, at the corner of Yonge and Dundas Streets in downtown Toronto, has 1.1 million square feet of premium space in twin office towers atop a two-storey retail podium. 105 Adelaide Street is a 12-storey, 184,000 square foot office property adjacent to the Exchange Tower. Gulf Canada Square is a 20-storey, 1.1 million square foot office property adjacent to the Bankers Hall complex.

In 2002, the Company disposed of four non-core retail properties, including Londonderry Mall in Edmonton; and Malvern Town Centre, Westney Heights Plaza and Sheridan Centre in Toronto, for net proceeds of $147 million.

During 2001 the Company disposed of four non-core retail assets, including the
1.2 million square foot Bramalea City Centre, a regional shopping centre with an adjacent hotel in Toronto, as well as Sevenoaks and West Oaks Malls in Vancouver. Together, these transactions generated $130 million in net cash proceeds. The Company also refinanced the 1.7 million square foot Fifth Avenue Place and subsequently sold a half interest to an institutional investor, generating net cash proceeds of $125 million.

In 2001, the Company acquired a 50% joint venture interest in the Bay-Adelaide Centre site in downtown Toronto. The Bay-Adelaide site consists of two prime blocks of land in Toronto's downtown financial core. The development project includes a below grade parking garage with 1,100 spaces, all foundations, a six-storey elevator core, and site plans and permits for an over one million square foot office tower on the south block. The Company also acquired a 25% interest in the 1.1 million square foot, Hudson's Bay Centre in Toronto, a redevelopment project located at the corner of Bloor and Yonge Streets. The original investment in these acquisitions totalled approximately $74 million.

-------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 2

During 2000, the Company acquired the leasehold interest in the Bankers Hall Complex in Calgary and the Royal Centre in Vancouver for a total purchase price of approximately $514 million. Bankers Hall is comprised of three office towers (Bankers Hall East, Bankers Hall West and Royal Bank Building), retail shopping and 1,160 parking spaces totalling 2.6 million square feet. The Royal Centre in Vancouver is comprised of office, retail and parking totalling 855,000 square feet. In 2001, the Company acquired the land lease under the Bankers Hall complex and an adjacent 340 stall parkade, and refinanced the property with a $378 million 12-year non-recourse mortgage at a rate of 7.2%, over $120 million greater than the original financing in place.

In 2000, the Company also sold two re-development properties for proceeds of $61 million and continued to realize on its loan portfolio by collecting $39 million.

-------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 3

CONSOLIDATED FINANCIAL STATEMENTS

The following are the Company's consolidated balance sheet and statement of income for each of the most recent three fiscal years:

CONSOLIDATED BALANCE SHEET

------------------------------------------------------------ ------------------- ------------------ ------------------
December 31 (millions)                                                  2002                2001               2000
------------------------------------------------------------ ------------------- ------------------ ------------------
ASSETS
Commercial properties                                                $ 1,122             $ 1,448            $ 1,642
Cash and cash equivalents                                                667                 393                 88
Future income taxes                                                       74                 106                143
Loans receivable                                                          74                  31                121
Other assets                                                              39                  23                 34
------------------------------------------------------------ ------------------- ------------------ ------------------
                                                                     $ 1,976             $ 2,001            $ 2,028
------------------------------------------------------------ ------------------- ------------------ ------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and other borrowings                                       $   696             $   865            $   978
Accounts payable and other liabilities                                    98                 110                113
Shareholders' equity                                                   1,182               1,026                937
------------------------------------------------------------ ------------------- ------------------ ------------------
                                                                     $ 1,976             $ 2,001            $ 2,028
------------------------------------------------------------ ------------------- ------------------ ------------------


CONSOLIDATED INCOME STATEMENT

------------------------------------------------------------ ------------------ ------------------- ------------------
years ended December 31 (millions, except per share amounts)            2002                2001               2000
------------------------------------------------------------ ------------------ ------------------- ------------------
Income from commercial properties                                    $   114             $   153            $   132
Income from loans and investments                                         66                  42                 32
                                                             ---------------------------------------------------------
                                                                         180                 195                164
Interest expense                                                         (48)                (64)               (57)
Administrative expenses and large corporation tax                         (8)                 (8)               (13)
                                                             ------------------ ------------------- ------------------
Net income before transaction gains and other income                     124                 123                 94
Transaction gains and other income                                        96                  49                 15
                                                             ------------------ ------------------- ------------------
Funds from operations and gains                                          220                 172                109
Future income taxes, provisions and other, net                           (31)                (35)               (32)
Depreciation and amortization                                            (22)                (30)               (21)
------------------------------------------------------------ ------------------ ------------------- ------------------
NET INCOME                                                           $   167             $   107            $    56
------------------------------------------------------------ ------------------ ------------------- ------------------

NET INCOME PER COMMON SHARE
Basic and Diluted                                                    $  5.47             $  3.12            $  1.17
------------------------------------------------------------ ------------------ ------------------- ------------------

-------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 4

3.     BUSINESS OF BPO PROPERTIES LTD.

OVERVIEW

BPO Properties Ltd. is a leading real estate investment company focussed on ownership and value enhancement of premier commercial real estate in select markets in Canada. The Company's objective is to realize superior financial returns for its shareholders by enhancing the value of its real estate assets and by making opportunistic investments in new assets. Assets are comprised primarily of commercial real estate properties in Canada.


SEGMENTED FINANCIAL INFORMATION

The Company operated during 2001 and 2000 primarily as an investor in commercial office properties and to a lesser extent retail properties in Canada. The revenues for each business segment are as follows:

------------------ ------------------------ ------------------------ ------------------------ ------------------------
                                             RETAIL & DEVELOPMENT
                      OFFICE PROPERTIES           PROPERTIES              LOANS & OTHER                TOTAL
------------------ ------------------------ ------------------------ ------------------------ ------------------------
(millions)             2002        2001         2002        2001         2002         2001        2002         2001
------------------ ----------- ------------ ----------- ------------ ------------ ----------- ------------ -----------
Revenues              $ 202       $ 225         $ 25        $ 80         $ 66         $ 42       $ 293        $ 347
------------------ ----------- ------------ ----------- ------------ ------------ ----------- ------------ -----------

A more complete review of the Company's business segments is included on page 19 of the 2002 Annual Report.


ASSETS

The Company's assets are comprised of commercial office, retail and development properties located in Canada. Assets of the Company at December 31, 2002 totalled $1,976 million compared to $2,001 million in the prior year. The Company's office portfolio is comprised of 15 premier, investment grade commercial properties, located primarily in the downtown cores of Toronto, Calgary and Vancouver. The development portfolio relates to three projects in Toronto.

The discussion that follows will focus on commercial properties, the material component of the Company's balance sheet. Information relating to cash and cash equivalents, future income taxes, loans receivables, other assets, accounts payable and other liabilities, and mortgages and other borrowings is included in the Company's consolidated financial statements in the 2002 Annual Report.


COMMERCIAL PROPERTIES

Commercial properties represent 84% of the asset base excluding cash on a book value basis compared with 90% in the prior year. During 2002, the Company acquired interests in 3 premium office properties in downtown Toronto and Calgary, and sold a 50% interest in Bankers Hall in Calgary, a 50% interest in Exchange Tower in Toronto, and disposed of four non-core retail assets.

--------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 5

The following table summarizes the real estate portfolio at December 31, 2002:

--------------------- ----------------------------------------------- -----------------------------------------------
                                           2002                                            2001
--------------------- ----------------------------------------------- -----------------------------------------------
                                # OF    NET RENTABLE                            # of             Net
                          PROPERTIES            AREA      BOOK VALUE      Properties   Rentable Area      Book Value
--------------------- --------------- --------------- --------------- --------------- --------------- ---------------
                                              (000'S      (MILLIONS)                          (000's      (millions)
                                          SQ.FT.)(1)                                      sq.ft.)(1)
Office                            15           6,457         $   934              13           7,540         $ 1,161
Retail                             1             149              10               5           1,805             139
Development                        3           1,112             178               3           1,092             148
--------------------- --------------- --------------- --------------- --------------- --------------- ---------------
Total                             19           7,718         $ 1,122              21          10,437         $ 1,448
--------------------- --------------- --------------- --------------- --------------- --------------- ---------------

(1) NET EFFECTIVE OWNERSHIP INTEREST

Additional information on the office, retail and development commercial properties and operations is contained on pages 5 through 10 in the MD&A of the 2002 Annual Report. All properties are freehold with the exception of HSBC Building, 105 Adelaide, the Exchange Tower Pavilion, and the Hudson's Bay Centre, which are leaseholds or partial leaseholds.


EMPLOYEES

Effective January 1, 2001, the Company entered into an agreement for management services with Brookfield Properties Ltd., a subsidiary of Brookfield Properties Corporation, the Company's major shareholder. As a result, there are currently no employees of the Company.


RISK MANAGEMENT

INDUSTRY COMPETITION AND RISKS

BPO Properties believes that it is well positioned within the commercial real estate industry as a result of a number of its competitive strengths. The Company has a large capital base and a low debt to equity ratio, and owns premium quality assets in Canada's leading markets: Toronto, Calgary and Vancouver.

Real estate investments are generally subject to varying degrees of competition and risk depending on the nature and location of the property. Such risks include changes in general economic conditions (such as the availability and cost of mortgage funds), local conditions (such as an oversupply of space or a reduction in demand for real estate in the area), the attractiveness of properties to tenants, the financial condition of tenants, competition from others with available space and the ability of the owner to provide adequate maintenance at an economic cost. Certain expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made regardless of whether or not a property is producing sufficient income to service such expenses.

ENVIRONMENTAL MATTERS

BPO Properties is subject to various federal, provincial and municipal laws relating to environmental matters. Such laws provide that the Company could be liable for the costs of removal and remediation of certain hazardous substances. The failure to remove or remediate such substances could expose the Company to claims for non-compliance and could adversely affect the Company's ability to sell or finance such real estate. The Company is not aware of any material non-compliance with environmental laws at any of its properties. The Company is also not aware of any material pending or threatened investigations or actions in connection with any of its properties. The Company has formal policies and procedures to review and monitor environmental exposure.

--------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 6

BPO Properties has made and will continue to make the necessary capital expenditures for compliance with environmental laws and regulations. Environmental laws and regulations can change to reflect changes to scientific assessments and environmental policies. As a result, the Company may become subject to more stringent environmental laws and regulations in the future. Depending on the cost of compliance, more stringent environmental laws and regulations could have a material adverse effect on its business, financial condition or results of operation.

INSURANCE COVERING ACTS OF TERRORISM

BPO Properties has insurance covering acts of terrorism for up to $450 million of damage and business interruption costs. BPO Properties continues to seek additional coverage for acts of terrorism equal to the full replacement cost of its assets; however, until this type of comprehensive coverage becomes commercially available or government programs assist the insurance industry to re-establish this type of coverage, any damage or business interruption costs as a result of terrorism could result in a material cost to the Company.

Additional information on Risk Management is discussed on pages 9 and 10 in the MD&A section of the 2002 Annual Report.


4.     SELECTED CONSOLIDATED FINANCIAL INFORMATION

THREE YEAR RESULTS

The following table sets forth certain consolidated financial information, as at December 31, in each of the last three years, and for the years then ended:

------------------------------------------------------- -------------------- -------------------- --------------------
(millions, except per share amounts)                                   2002                 2001                 2000
------------------------------------------------------- -------------------- -------------------- --------------------
Total revenue                                                  $        293         $        347          $       306
Funds from operations and gains                                         220                  172                  109
Net income                                                              167                  107                   56
Income per common share (basic and diluted)                            5.47                 3.12                 1.17
Total assets                                                          1,976                2,001                2,028
Mortgages and other borrowings                                          696                  865                  978
Total preferred shares                                                  382                  382                  382
Dividends declared per common share*                                     --                   --                   --
Dividends declared per preferred share
     Series G                                                          0.72                 1.19                 1.22
     Series J                                                          0.70                 1.15                 1.24
     Series K                                                     14,548.91            23,644.96            29,967.84
     Series M                                                          0.70                 1.15                 1.24
     Series N                                                          0.73                 1.18                 1.50
------------------------------------------------------- -------------------- -------------------- --------------------

* IT IS THE CURRENT INTENTION OF THE BOARD OF DIRECTORS TO RETAIN EARNINGS FOR REINVESTMENT IN THE BUSINESS, AND AS A RESULT, DOES NOT EXPECT TO PAY COMMON SHARE DIVIDENDS.

--------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 7

QUARTERLY RESULTS

The following table summarizes quarterly financial information for the eight fiscal quarters ended December 31, 2002:

-------------------------------------- --------------------------------------- ---------------------------------------
                                                        2002                                    2001
-------------------------------------- --------------------------------------- ---------------------------------------
(millions, except per share amounts)    4TH QTR   3RD QTR   2ND QTR   1ST QTR   4th Qtr   3rd Qtr   2nd Qtr   1st Qtr
-------------------------------------- --------- --------- --------- --------- --------- --------- --------- ---------
Total revenue*                           $   73    $   73    $   69    $   78    $   83    $   93    $   84    $   87
Funds from operations and gains              33        66        26        95        31        39        75        27
Net income                                   32        46        18        71        25        25        46        11
Net income per common share
     Basic and diluted                     1.00       1.54     0.52      2.41      0.75       0.72     1.46      0.19
-------------------------------------- --------- --------- --------- --------- --------- --------- --------- ---------

*   INCLUDES REVENUE FROM COMMERCIAL PROPERTIES, LOANS AND INVESTMENT INCOME.


DIVIDEND POLICY

The dividend policy is discussed on page 9 of the MD&A in the 2002 Annual Report and is incorporated by reference.


5.     MARKETS FOR SECURITIES

The following table lists the amounts and descriptions of the Company's outstanding securities and the stock exchange on which they are listed for trading, or quoted, if applicable.

----------------------------------------------------------------------------------------------------------------------
(December 31, 2002)
Book Value                    Stock Symbol              Description               Stock Exchange
------------------------- --------------------     ---------------------     ------------------------------------

COMMON SHARES:
 $ 80 million                 BPP                       Common                    Toronto

CUMULATIVE REDEEMABLE
   PREFERRED SHARES:
 $ 45 million                 BPP.PR.G                  Series G                  Toronto
   96 million                 BPP.PR.J                  Series J                  Toronto
  150 million                 --                        Series K                  Private placement, not listed
   71 million                 BPP.PR.M                  Series M                  Toronto
   20 million                 --                        Series N                  Private placement, not listed
--------------------------- -------------------- ------ --------------------- --- ------------------------------------

--------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 8

6.     DIRECTORS AND OFFICERS

The following table lists the names and municipalities of residence for all directors and officers of the Company. It also indicates their respective principal occupations within the five preceding years and states the period during which each director has served in that capacity. The term of office of each director listed in the table will expire at the next annual meeting of shareholders.

The Board of Directors of the Company is required to have, and has appointed, an Audit Committee. The Company also has a Nominating and Governance Committee whose members are identified below:

-------------------------------- ---------------------------- ------------------- ------------------------------------
Name and Municipality
of Residence                     Office Currently Held           Date Elected     Principal Occupation
-------------------------------- ---------------------------- ------------------- ------------------------------------

David D. Arthur                  Director, President &               1998         Officer of the Company
Toronto, Ontario                 Chief Executive Officer

Richard B. Clark(1)              Director                            2002         President & Chief Executive
New York, New York                                                                Officer,
                                                                                  Brookfield Properties Corporation

The Hon. William G. Davis(6)     Director                            1998         Counsel, Torys LLP
Brampton, Ontario

Robert J. Harding(6)             Chairman & Director                 1999         Chairman, Brascan Corporation
Toronto, Ontario

C. Kent Jespersen(2,7)           Director                            2000         Chairman and Chief Executive
Calgary, Alberta                                                                  Officer, La Jolla Resources
                                                                                  International Ltd.

Robert J. McGavin(3,7)           Director                            1999         Corporate Director
Aurora, Ontario

Michael F. B. Nesbitt(6,7)       Director                            2000         Chairman,
Winnipeg, Manitoba                                                                Montrose Mortgage Corporation Ltd.

Steven J. Douglas(4)             Senior Vice President &              --          Executive Vice President & Chief
Mississauga, Ontario             Chief Financial Officer                          Financial Officer, Brookfield
                                                                                  Properties Corporation

Michael Zessner(5)               General Counsel &                    --          Officer of the Company
Toronto, Ontario                 Corporate Secretary
-------------------------------- ---------------------------- ------------------- ------------------------------------

The President and Chief Executive Officer is an inside director of the Company. Two outside directors are unrelated to the Company but have a relationship with Brookfield Properties Corporation, owner of approximately 55% of the Company's voting common shares. See also the sections entitled "Principal Holders of Voting Securities" and "Board Composition" in the Company's Management Proxy Circular in respect of its most recent annual meeting of shareholders.

--------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 9

Each of the Directors and Officers of the Company has held his principal occupation for the past five years, with the exception of:

(1) Mr. Clark has held his present principal position since 2002, prior to which he held various senior roles with Brookfield Properties Corporation, including the position of President and Chief Executive Officer, US Commercial operations since 2000 and Executive Vice President since 1996.

(2) Mr. Jespersen has held the position of Chairman of La Jolla Resources International Ltd. since 1998. Prior to that Mr. Jespersen held the position of President and Chief Executive Officer-Elect of NOVA Energy Services during 1997.

(3) Mr. McGavin held the position of Chairman of Howe & Company Inc. during 1999. Prior to that, Mr. McGavin held the position of Senior Vice President, Institutional and Community Relations at Toronto-Dominion Bank during 1997 to 1998.

(4) Mr. Douglas was appointed the position of Senior Vice President and Chief Financial Officer in February, 2002 and has been Chief Financial Officer of Brookfield Properties Corporation since 1997.

(5) Mr. Zessner has held the position of General Counsel and Corporate Secretary since February 2001, and has held his position of Vice President, General Counsel, or similar positions with the Canadian operations of Brookfield Properties Corporation since September 1993.

(6)    Member of the Nominating and Governance Committee.

(7)    Member of the Audit Committee.

--------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 10

7.     ADDITIONAL INFORMATION

Additional information relating to the Company, including information as to directors' and executive officers' remuneration and indebtedness, the principal holders of the Company's securities, options to purchase securities and interests of management and others in material transactions, as applicable, is set out in the Company's Management Proxy Circular in respect of its most recent annual meeting of shareholders. Additional financial information relating to the Company is also provided in the consolidated financial statements for the year ended December 31, 2002 set out in pages 12 through 20 of the 2002 Annual Report. The 2002 Annual Report also contains, in pages 5 through 10, management's Discussion and Analysis of the Company's financial condition and results of operations for the year ended December 31, 2002, which is included herein by reference.

Additional information relating to the Company will be provided to any person, upon request to the secretary of the Company as follows:

a) when securities of the Company are in the course of a distribution pursuant to a short form prospectus, or when a preliminary short form prospectus has been filed in respect of a distribution of the Company's securities,

     (i) one copy of this AIF, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the AIF,

     (ii) one copy of the Company's consolidated financial statements for the year ended December 31, 2002 together with the accompanying report of the auditor and one copy of any interim financial statements of the Company subsequent to the financial statements for the year ended December 31, 2002,

     (iii)one copy of the Company's Management Proxy Circular in respect of its most recent annual meeting of shareholders, and

     (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or

b) at any other time, one copy of any document referred to in a) (i), and (ii) and (iii) above, provided that the Company may require the payment of a reasonable charge if the request is made by a person who is not a security holder of the Company.

--------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 11

CORPORATE INFORMATION


OFFICE                                   SHAREHOLDER INFORMATION                INVESTOR RELATIONS

BPO Properties Ltd.                      Transfer Agent and Registrar           Investor Relations inquiries should
Bay Wellington Tower                     The CIBC Mellon Trust Company          be directed to the Investor
BCE Place, 181 Bay Street                PO Box 7010                            Relations Department at 416-359-8593.
Suite 330, P.O. Box 770                  Adelaide Street Postal Station
Toronto, Ontario                         Toronto, Ontario                       Copies of the Interim Statements and
M5J 2T3                                  M5C 2W9                                Annual Reports can be obtained from
Tel:   416-359-8555                      Tel:   416-643-5500                    the Investor Relations Department or
Fax:   416-359-8596                             or 1-800-387-0825               the Company's Web site at
Website:  www.bpoproperties.com          Fax:   416-643-5501                    www.bpoproperties.com
                                         Website: www.cibcmellon.ca
                                         E-mail: inquiries@cibcmellon.ca


                                         AUDITORS                               INQUIRIES

                                         Deloitte & Touche LLP                  Inquiries relating to shares,
                                         181 Bay Street                         dividends or debentures should be
                                         Suite 1400                             directed to The CIBC Mellon Trust
                                         BCE Place                              Company, or the Investor Relations
                                         Toronto, Ontario                       Department at BPO Properties'
                                         M5J 2V1                                Canadian office. CIBC Mellon Trust
                                         Tel:   416-601-6150                    Shareholder inquiry answer line:
                                         Fax:   416-601-6151                    1-800-387-0825 (toll free within
                                                                                continental North America)
                                                                                Fax:   416-643-5501


                                                                                STOCK EXCHANGE LISTINGS

                                                                                Toronto Trading Symbols
                                                                                Common Shares - BPP
                                                                                Preferred Shares:
                                                                                    Series G - BPP.PR.G
                                                                                    Series J - BPP.PR.J
                                                                                    Series M - BPP.PR.M

--------------------------------------------------------------------------------
BPO Properties Ltd.                                 Annual Information Form / 12